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          FORM OF SERVICE AGREEMENT BETWEEN SHARED SERVICES CORPORATION
                      AND ENERGY EAST SYSTEM CLIENT COMPANY


                                SERVICE AGREEMENT


     This Service Agreement is made and entered into this _____ day of ___________, by and between __________________ ("Client Company") and Shared Services Corporation ("Service Company").

                                   WITNESSETH

     WHEREAS, the Securities and Exchange Commission ("SEC") has approved and authorized as meeting the requirements of Section 13(b) of the Public Utility Holding Company Act of 1935 ("Act") the organization and conduct of the business of Service Company, in accordance herewith, as a wholly-owned subsidiary service company of Energy East Corporation ("Energy East"); and

     WHEREAS, Client Company is a subsidiary of Energy East and an associate of Service Company; and

     WHEREAS, Service Company and Client Company have entered into this Service Agreement whereby Service Company agrees to provide and Client Company agrees to accept and pay for various services as provided herein at cost, with cost determined in accordance with applicable rules and regulations under the Act, which require Service Company to fairly and equitably allocate costs among all associate companies to which it renders services (collectively, the "Client Companies"), including Client Company.

     NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties to this Service Agreement covenant and agree as follows:




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                              ARTICLE I - SERVICES

     Section 1.1 Service Company shall furnish to Client Company, as requested by Client Company, upon the terms and conditions hereinafter set forth, such of the services described in Appendix A hereto, at such times, for such periods and in such manner as Client Company may from time to time request and that Service Company concludes it is able to perform. Service Company shall also provide Client Company with such special services, so long as such special services do not materially add to those services described in Appendix A hereto, as may be requested by Client Company and that Service Company concludes it is able to perform. In supplying such services, Service Company may arrange, where it deems appropriate, for the services of such experts, consultants, advisers, and other persons with necessary qualifications as are required for or pertinent to the provision of such services.

     Section 1.2 Client Company shall take from Service Company such of the services described in Appendix A, and such additional general or special services, as limited by subsection 1.1 hereof, as are requested from time to time by Client Company and that Service Company concludes it is able to perform.

     Section 1.3 The cost of the services described herein or contemplated to be performed hereunder shall be directly assigned, distributed or allocated by activity, project, program, work order or other appropriate basis. Client Company shall have the right from time to time to amend or alter any activity, project, program or work order provided that (i) any such amendment or alteration that results in a material change in the scope of the services to be performed or equipment to be provided is agreed to by Service Company, (ii) the cost for the services covered by the activity, project, program or work order shall include any expense incurred by Service Company as a direct result of such amendment or alteration of the activity, project, program or work order, and
(iii) no amendment or alteration of an activity, project, program or work order shall release Client Company from liability for all costs already incurred by or contracted for by Service Company pursuant to the activity, project, program or work order, regardless of whether the services associated with such costs have been completed.

     Section 1.4 Service Company shall use its best efforts to maintain a staff trained and experienced in the services described in Appendix A.



                            ARTICLE II - COMPENSATION


     Section 2.1 As compensation for the services to be rendered hereunder, Client Company shall pay to Service Company all costs that reasonably can be identified and related to particular services performed by Service Company for or on its behalf. The methods for assigning or allocating Service Company costs


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to Client Company, as well as to other associate companies, are set forth in
Appendix A.

     Section 2.2 It is the intent of this Service Agreement that charges for services shall be distributed among Client Companies, to the extent possible, based upon direct assignment. The amounts remaining after direct assignment shall be allocated among the Client Companies using the methods identified in Appendix A. The method of assignment or allocation of cost shall be subject to review by the Service Company annually, or more frequently if appropriate. Such method of assignment or allocation of costs may be modified or changed by the Service Company without the necessity of an amendment to this Service Agreement; provided that, in each instance, all services rendered hereunder shall be at actual cost thereof, fairly and equitably assigned or allocated, all in accordance with the requirements of the Act and any orders promulgated thereunder. The Service Company shall review with the Client Company any proposed material change in the method of assignment or allocation of costs hereunder and the parties must agree to any such changes before they are implemented. In addition, no such agreed upon material change shall be made unless and until the Service Company shall have first given written notice to the SEC not less than 60 days prior to the proposed effective date thereof.

     Section 2.3 Service Company shall render a monthly report to Client Company that shall reflect the information necessary to identify the costs charged for that month. Client Company shall remit to Service Company all charges billed to it within 30 days of receipt of the monthly report.

     Section 2.4 It is the intent of this Service Agreement that the payment for services rendered by Service Company to Client Company under this Service Agreement shall cover all the costs of its doing business including, but not limited to, salaries and wages, office supplies and expenses, outside services employed, property insurance, injuries and damages, employee pensions and benefits, miscellaneous general expenses, rents, maintenance of structures and equipment, depreciation and amortization, and compensation for use of capital as permitted by Rule 91 of the SEC's regulations under the Act.

     Section 2.5 Service Company and Client Company agree that the amount of compensation to be paid by Client Company hereunder is subject to the review and determination of the regulatory commission of the appropriate jurisdiction.



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                                ARTICLE III- TERM


     This Service Agreement shall become effective as of the date first written above, subject only to the receipt of any required regulatory approvals from any State regulatory commission with jurisdiction over Client Company and the SEC, and shall continue in force until terminated by Service Company or Client Company, upon not less than 90 days prior written notice to the other party. This Service Agreement shall also be subject to termination or modification at any time, without notice, if and to the extent performance under this Service Agreement may conflict with the Act or with any rule, regulation or order of the SEC or any State regulatory commission with jurisdiction over Client Company adopted before or after the date of this Service Agreement.



                           ARTICLE IV - MISCELLANEOUS


     Section 4.1 All accounts and records of Service Company shall be kept in accordance with the General Rules and Regulations promulgated by the SEC pursuant to the Act, in particular, the Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies in effect from and after the date hereof.

     Section 4.2 New direct or indirect subsidiaries of Energy East, which may come into existence after the effective date of this Service Agreement, may become additional client companies of Service Company and subject to a service agreement with Service Company. The parties hereto shall make such changes in the scope and character of the services to be rendered and the method of assigning, distributing or allocating costs of such services as specified in Appendix A, subject to the requirements of Section 2.2, as may become necessary to achieve a fair and equitable assignment, distribution, or allocation of Service Company costs among all associate companies including the new subsidiaries.

     Section 4.3 Service Company shall permit Client Company access to its accounts and records including the basis and computation of allocations.





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     IN WITNESS WHEREOF, the parties hereto have caused this Service Agreement to be executed as of the date and year first above written.



                                            SHARED SERVICES CORPORATION

                                            BY:
                                                -------------------------------
                                                Name:
                                                Title:


                        CLIENT COMPANY

                                            BY:
                                               --------------------------------
                                                Name:
                                                Title:



The undersigned requests all services described in Appendix A and listed in the Work Request Summary from Shared Services Corporation. Services will begin
_________________________.

                                 CLIENT COMPANY

                                            BY:
                                               --------------------------------
                                                Name:
                                                Title:




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                                   Appendix A

 Description of Services to be Provided by Shared Services Corporation (Service
      Company) and Determination of Charges for Such Services to the Client
                                    Companies

This document sets forth the methodologies used to accumulate the costs of services performed by Shared Services Corporation ("Shared Services") and to assign or allocate such costs to subsidiaries within Energy East ("Client Entities").

Description of Services

A description of each of the services performed by Shared Services, which may be modified from time to time, is presented below.

1. Accounting Services at the Utility Subsidiary level. These activities include the maintenance of books and records, Utility Subsidiary annual capital and operating budget preparation (on a per company basis) analysis and interpretation of the companies' operating results, preparation of financial reports required for regulatory filings, preparation of financial reports to support corporate financial consolidation, fixed asset accounting and supervision of compliance with applicable laws and regulations.

2. Treasury services include the coordination of activities relating to cash management, bank reconciliation and administering insurance programs, and tax services for the coordination of income, property and revenue tax compliance and tax accounting at the Utility Subsidiary level.

3. Accounts Payable Services including the accurate and timely payment of invoices and employee expense reports, allocation of expenses to the proper general ledger accounts, production of annual reports to the IRS, maintenance of vendor information and source documents, processing checks and wire transfers, and performing bank reconciliations.

4. Human Resources services for administering system-wide employee policies at the Utility Subsidiary level. Shared services responsibilities would include the supervision of compliance with legal requirements in the areas of employment, compensation, benefits and employee health, welfare, and safety and contract negotiation and relations management with labor unions; and employee performance management program. Shared Services may also maintain the employee master files relating to each employee as well as manage recruiting, training, and promotions.



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5.   Payroll Services including the supervision and coordination of the calculations, records and control requirements necessary to generate payment of employee salaries and wages and to maintain relevant employee information.

6. Records Retention Services such as coordinating and maintaining a program for ensuring safe on- and off-site records retention in accordance with applicable regulations.

7. Regulatory management services including coordination of the Utility Subsidiaries' rates and regulatory economics departments including rate-related compliance matters.

8. Legal services would include legal support for all of the Utility Subsidiaries, including managing litigation, contract review and negotiations and participating in state and federal regulatory proceedings.

9. Transmission and supply services include activities related to the coordination and direction of electric and/or gas transmission, storage, and supply functions for the Utility Subsidiaries in compliance with the system-wide policies provided by EEMC.

10. Information Technology Services will include centralized information technology services for the Utility Subsidiaries such as Data Center Operations, IS Networking and Telecommunications systems operations and maintenance, software applications development and maintenance, technology development, end user support, and printing and mailing of utility customer bills.

11. Supply Chain Services will include centralized purchasing services such as procurement of materials and supplies, fleet services, contract administration and materials management for the Utility Subsidiaries.

12. Customer Service includes call center operations including responding to client entities' customer calls, customer billing, accounts receivable, credit and collections services, customer satisfaction monitoring and management of low-income programs.

13. Engineering Services will supply centralized customary engineering services for Energy East system companies including design engineering, general engineering, construction engineering and GIS technology development, meter services and testing and operations.


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Shared Services' accounting, billing and cost allocation methods utilize the
"Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies" utilizing, however, the chart of accounts specified in the FERC Uniform System of Accounts for Public Utilities and Licensees (18 C.F.R. Part
101).

Cost Assignment
---------------

Shared Services maintains an accounting system that enables costs to be identified by Work Request (W/R) number. These W/R numbers used in combination with Accounts, Resource Codes, Product/Service Codes and Client Entity numbers will indicate whether the cost is a direct charge or the result of an allocated charge. The primary inputs to the accounting system are time reports, accounts payable invoices and journal entries. Charges for labor are calculated using the employees' hourly rate. All Shared Services employees will maintain a record of their time. Employees will utilize separate work requests to record their activities, including the services provided directly to Client Entities. All employees will charge their time on a daily basis using designated increments. The time sheets will be reviewed and approved by employees' supervisors. The wages of those employees, such as administrative assistants and secretaries, who generally assist employees who provide services directly to system companies, will be allocated based on the allocation of the wages of the employees they assist. Time records will be maintained for three years. Indirect attributable costs are charged to the services performed in proportion to the directly assigned costs or other appropriate cost allocators.

Cost will be accumulated by work request number and assigned as follows:

1. Costs accumulated in a work request number for services specifically performed for a single Client Entity will be directly assigned or billed to that Client Entity.

2. Costs accumulated in a work request number for services specifically performed for two or more Client Entities will be distributed among those Client Entities using methods determined on a case-by-case basis consistent with the nature of the work performed and on one of the allocation methods described below.

3. Costs accumulated in a work request number for services of a general nature that are applicable to all Client Entities will be allocated among all Client Entities and billed to them using the global allocator factor.


Cost Allocation
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Shared Services uses cost allocation methods designed to fully distribute costs.
Shared Service's cost allocation methodology is comprised of the following three steps:

1. To "direct charge" all labor, materials and other expenses to Client Entities whenever feasible.

2. To allocate directly attributable costs to Client Entities based upon a measurable cost causing relationship, i.e., payroll department costs are allocated on the number of employees for each Client Entity.

3. To allocate indirectly attributable costs that are common to all Client Entities using the global allocator factor taking into consideration the relative size of each Client Entity with regards to gross revenues, gross payroll expense and plant.

Costs that can be directly attributed to direct charges are allocated in proportion to the direct charges or other appropriate cost allocations. For example, direct labor charged to prepare testimony for a specific utility subsidiary not only includes the direct payroll charge (the hourly rate times the hours reported) but also includes the cost of that individual's proportional payroll overhead cost, and such other overheads as common asset usage, occupancy charges and management overhead charges (commonly referred in aggregate as an Administrative and General Overhead).

General and administrative costs that are not associated with a specific, identifiable, causal relationship are pooled and allocated to all utility subsidiary companies.


Allocation Methods
------------------

Allocations related to Direct Labor Charges

The following allocations will be applied to the Direct Labor Charges:

Payroll Overhead Charge will be calculated to recover costs associated with labor, such as pension, benefits, lost time and payroll taxes. The payroll overhead costs will be charged to Client Entities based on direct labor charges. The rate is computed by dividing the annual payroll overhead expenses by the annual base labor dollars.

Other Allocations applied to Direct Labor Charges will consist of the following:

1.   Common Asset Usage Overhead:

     The Common Asset Usage Overhead allocates the cost of furniture and desktop equipment (including PC's) used by Shared Services employees.


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     The rate is calculated by dividing the economic carrying costs of the assets by the total actual labor dollars of employees using those assets. This overhead is directly applied to all Shared Services labor charged or allocated to Client Entities.

2.   Occupancy Overhead:

     The Occupancy Overhead allocates costs related to the workspace occupied by Shared Services employees. The rate is calculated by dividing the economic carrying costs for the buildings by the total actual labor dollars of employees working in those buildings. This overhead is directly applied to all Shared Services labor charged or allocated to Client Entities.

3.   Management Overhead:

     This overhead represents the management cost of a function within Shared Services. It is based on the ratio of Shared Services supervisory wages to all other wages. This fixed rate is applied to all direct labor charged to Client Entities.


An Alternative Allocation Applied to Direct Labor Charges or Other Direct
Charges

An alternative allocation applied to direct labor charges or other direct charges is commonly referred to as an Administrative and General Support Adder. This overhead is a general overhead used in place of other specific administrative and general support overheads and is added to total costs of client services. The purpose is to recover indirect administrative and general expenses incurred and not otherwise charged directly to Clients Entities for certain activities. The adder also includes expenses associated with office facilities, including furniture and office equipment, used in performing these administrative functions.


Allocations related to Distributed Services

The following ratios will be used to allocate costs for services not directly assigned but pooled and allocated based on a causal measurement:

Number of Employees Ratio - Based on the number of employees benefiting from the performance of a service. This ratio will be determined annually based on actual count of applicable employees at the end of the previous calendar year and may be adjusted periodically due to a significant change.

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Accounts Payable Ratio - Based on the number of invoices processed for each of the specific Client Entities. This ratio is determined annually based on the actual count of invoices at the end of the previous calendar year and may be adjusted periodically due to a significant change.

Number of Customers Ratio - Based on the number of customers at each utility subsidiary benefiting from the performance of a service. This ratio will be determined annually based on the average annual customer count and may be adjusted periodically due to a significant change.

Regulated Global - 8 Allocator Factor - This formula will be determined annually based on the regulated Utility Subsidiaries' average of gross plant (original plant in service), gross payroll charges (salaries and wages, including overtime, shift premium and lost time, but excluding pension, payroll taxes and other employee benefits) and gross revenues during the previous calendar year and may be adjusted for any known and reasonable quantifiable events or at such time as may be required due to significant changes. The eight applicable regulated Utility Subsidiaries include: New York State Electric & Gas Corporation (NYSEG), Rochester Gas & Electric Corporation (RG&E), Central Maine Power Company (CMP), Berkshire Gas Company (BGC), The Southern Connecticut Gas Company (SCG), Connecticut Natural Gas Corporation (CNG), Maine Natural Gas Corporation (MNG), and New Hampshire Gas Corporation (NHGC).

Regulated Global - 6 Allocator Factor - This formula is derived through utilization of the same data as the Regulated Global - 8 allocator factor above, but it is limited to data of the following six Utility Subsidiaries: NYSEG, CMP, SCG, CNG, RGE, and BGC.

Regulated Global - 5 Allocator Factor - This formula is derived through utilization of the same data as the Regulated Global - 8 allocator factor above, but it is limited to data of the following five Utility Subsidiaries: NYSEG, CMP, SCG, CNG, and RGE.

Regulated Global - 4 Allocator Factor - This formula is derived through utilization of the same data as the Regulated Global - 8 allocator factor above, but it is limited to data of the following four Utility Subsidiaries: NYSEG, CMP, SCG, and CNG.

Electric Transmission Allocator Factor - This formula is used to allocate costs for the coordination and direction of electric transmission issues for the benefit of regulated electric Utility Subsidiaries and departments. The formula is derived through utilization of the same data as the Regulated Global allocator factors noted above, but it is limited to data of the electric operating companies or departments, namely, NYSEG, RG&E, and CMP.

Commodity - Global Allocator Factor - This formula is used to allocate the cost of commodity planning, procurement, and sale when the service is applicable to


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or benefits all Client Entities, regardless of whether they are a gas, electric, or combined company. The formula is derived through utilization of the gas and/or electric supply costs of the Client Entities and reflects the proportion of such costs occurring between these entities.

Commodity - Regulated Gas Allocator Factor - This formula is used to allocate costs for gas commodity planning, procurement and sale for regulated gas Utility Subsidiaries. The formula is derived through utilization of the gas supply costs of the regulated gas Utility Subsidiaries and reflects the proportion of such costs occurring between these entities.

Procurement Total Spending -
Based on the total dollar spending against Purchase Orders and P-Card within each legal entity at period end.

Fleet Administration -
A ratio based on the number of vehicles/equipment managed for each legal entity. The numerator of the ratio is the number of vehicles/equipment managed for a legal entity and the denominator is the number of vehicles/equipment managed for all legal entities at period end.

Materials Management -
Based on the number of issues from Active Inventory for each legal entity at period end.

Composite Supply Chain -
Average of allocation factors for Procurement, Fleet and Materials Management within each legal entity at period end.


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